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                       SECURITIES AND EXCHANGE COMMISSION
                             450 Fifth Street, N.W.
                             Washington, D.C. 20549

                                     FORM 15

             Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty of File Reports Under Sections 13 and
                  15(d) of the Securities Exchange Act of 1934.

                                                     Commission File No. 1-08090


                                  U.S. BANCORP
             (Exact name of registrant as specified in its charter)

                              111 S.W. Fifth Avenue
                                   Suite 3500
                       Portland, OR  97204, (503) 275-6472
                   (Address, including zip code, and telephone
                  number, including area code, of registrant's
                          principal executive offices)

          8 1/8% Cumulative Preferred Stock, Series A without par value
                          Common Stock, par value $5.00
            (Title of each class of securities covered by this Form)

________________________________________None___________________________
              (Titles of all other classes of securities for which
                      a duty to file reports under Section
                             13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)      [x]       Rule 12h-3(b)(1)(ii)     [ ]
     Rule 12g-4(a)(1)(ii)     [ ]       Rule 12h-3(b)(2)(i)      [ ]
     Rule 12g-4(a)(2)(i)      [ ]       Rule 12h-3(b)(2)(ii)     [ ]
     Rule 12g-4(a)(2)(ii)     [ ]       Rule 15d-6               [ ]
     Rule 12h-3(b)(1)(i)      [x]

          Approximate number of holders of record as of the certificate
or notice date:     0
                -----

          Pursuant to the requirements of the Securities Exchange Act of 1934, U.S. Bancorp has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  August 1, 1997                   By:  /s/ David J. Parrin
                                           ------------------------------------
                                           David J. Parrin
                                           Senior Vice President and Controller
                                           of U.S. Bancorp, a Delaware
                                           corporation, successor to U. S.
                                           Bancorp, an Oregon corporation